February 23, 1996

Northern Life Insurance Company
1110 Third Avenue
Seattle, Washington 98101

Re:      Registration Statement No. 33-90474

Gentlemen:

I have examined the documents relating to the establishment of Separate Account One, (the "Separate Account") for variable annuity contracts established by the Board of Directors of our affiliate Northern Life Insurance Company (the "Company") as a separate account pursuant to Washington Statutes RCW 48.18A.010 et seq., as amended, and other matters of law as deemed necessary for this opinion and advise you that in my opinion:

1. The Separate Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Washington.

2. The contracts that have been issued by the Company to date are described in the prospectuses which constitute a part of the registration statements filed with the Securities and Exchange Commission and are legal and binding obligations of the Company in accordance with their respective terms.

3. The portion of the assets held in the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account are not chargeable with liabilities out of any other business of the Company.

I consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Company's filing a Rule 24f-2 Notice under the Investment Company Act of 1940.

Very truly yours,

/s/ Emily Davis

Emily Davis
Counsel